PRESS RELEASE

Maiden Holdings, Ltd. Announces Pricing of Mandatory Convertible Preference Shares

HAMILTON, Bermuda, September 25, 2013 – Maiden Holdings, Ltd. (“Maiden”) (Nasdaq: MHLD) today announced the pricing of 3,000,000 7.25% Mandatory Convertible Preference Shares, Series B, at $50.00 per preference share. In addition, the underwriters of the offering have an option to purchase up to an additional 300,000 shares of the Mandatory Convertible Preference Shares. The offering is expected to close on Tuesday, October 1, 2013, subject to customary closing conditions.

Unless converted or redeemed earlier, each Mandatory Convertible Preference Share will convert automatically on or about September 15, 2016, into between 3.2258 and 4.0322 of Maiden’s common shares, subject to anti-dilution and other adjustments.

Dividends on the Mandatory Convertible Preference Shares will be payable on a cumulative basis when, as and if declared by Maiden’s board of directors, at an annual rate of 7.25% on the liquidation preference of $50.00 per share. The dividends will be payable on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2013, and to, and including, September 15, 2016. Net proceeds from this offering, after deducting underwriting discounts, commissions and expenses are expected to be approximately $145.0 million. Net proceeds are expected to be approximately $159.5 million if the underwriters exercise their option to purchase additional shares in full.

Maiden intends to use the net proceeds from the offering for general corporate purposes, primarily to support the continuing growth of its reinsurance operations. Pending application of the net proceeds towards general corporate purposes, Maiden expects to invest the net proceeds from the offering in marketable fixed income securities and short term investments.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC and BofA Merrill Lynch are the joint book-running managers for the offering.

The offering is being made under an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offers of the securities will be made exclusively by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus and the prospectus supplement relating to the offering may be obtained from:

Goldman, Sachs & Co. Prospectus Department 200 West Street New York, NY 10282 telephone: (866) 471-2526 facsimile: (212) 902-9316 email: prospectus-ny@ny.email.gs.com	Morgan Stanley & Co. LLC 180 Varick Street New York, New York 10014 Attention: Prospectus Department

BofA Merrill Lynch Attention: Prospectus Department 222 Broadway New York, New York 10038 email: dg.prospectus_requests@baml.com

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, Maiden is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2013, Maiden had $4.4 billion in assets and shareholders' equity of $956.4 million.

Forward-looking Statements Safe Harbor

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on Maiden’s current expectations and beliefs concerning future developments and their potential effects on Maiden. There can be no assurance that actual developments will be those anticipated by Maiden. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for Maiden's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in Maiden's Annual Report on Form 10-K for the year ended December 31, 2012 as updated in periodic filings with the SEC. Maiden undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

CONTACT:

Noah Fields, Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone: 441.298.4927

E-mail: nfields@maiden.bm

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